United States securities and exchange commission logo





                     November 7, 2023

       Douglas Horne
       Chief Financial Officer and Chief Accounting Officer
       Gannett Co., Inc.
       7950 Jones Branch Drive
       McLean, VA 22107-0910

                                                        Re: Gannett Co., Inc.
                                                            Form 10-K for the
Year ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-36097

       Dear Douglas Horne:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing